Filed Pursuant to Rule 424(b)(3)
 Registration Statement No. 333-173037
PROSPECTUS SUPPLEMENT
(To Prospectus dated July 11, 2011)
MCJUNKIN RED MAN CORPORATION
$1,050,000,000
9.50% Senior Secured Notes due December 15, 2016

     Attached hereto and incorporated by reference herein is our Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 10, 2011. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated July 11, 2011, with respect to the 9.50% Senior Secured Notes due December 15, 2016, including any amendments or supplements thereto.

     INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 11 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
     This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated at prices related to prevailing market prices at the time of sales or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any proceeds of such sales.

GOLDMAN, SACHS & CO.

August 10, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 10, 2011
Date of earliest event reported: August 10, 2011
MCJUNKIN RED MAN HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-153091 (Commission File Number)	20-5956993 (I.R.S. Employer Identification Number)
2 Houston Center, 909 Fannin, Suite 3100,
Houston, TX 77010
(Address of principal executive offices,
including zip code)
Registrant’s telephone number, including area code: (877) 294-7574
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX

Item 8.01 Other Events.
On August 10, 2011, McJunkin Red Man Holding Corporation (the “Company”) issued a press release announcing the expiration of the exchange offer for all of the 9.50% Senior Secured Notes due 2016 of McJunkin Red Man Corporation, a copy of which is filed as Exhibit 99.1 hereto and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release date August 10, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 10, 2011

MCJUNKIN RED MAN HOLDING CORPORATION
By:	/s/ Andrew R. Lane
Andrew R. Lane
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 10, 2011.

Exhibit 99.1

Investor Contact: Cinda Bowling Vice President –Investor Relations Cinda.Bowling@mrcpvf.com (304) 348-5877
Press Release
FOR IMMEDIATE RELEASE
August 10, 2011
MCJUNKIN RED MAN CORPORATION ANNOUNCES EXPIRATION OF EXCHANGE
OFFER FOR ITS 9.50% SENIOR SECURED NOTES DUE 2016
Houston, Texas – McJunkin Red Man Corporation (MRC) today announced the expiration of its offer to exchange up to $1.05 billion of its outstanding 9.50% Senior Secured Notes due 2016 for up to $1.05 billion of its new 9.50% Senior Secured Notes due 2016 that have been registered under the Securities Act of 1933, as amended.
The exchange offer expired at midnight, New York City time on August 9, 2011. As of that time, $1,049,850,000 in principal amount of the 9.50% Senior Secured Notes due 2016 has been tendered in the exchange offer. MRC will issue certificates for the registered 9.50% Senior Secured Notes due 2016 as soon as practicable.
Requests for a prospectus and a letter of transmittal in connection with the exchange offer for the 9.50% Senior Secured Notes due 2016 should be directed to the exchange agent, U.S. Bank National Association at (800) 934-6802. This news release does not constitute an offer to sell or the solicitation of an offer to buy securities. The exchange offer is being made only pursuant to a prospectus and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.
About McJunkin Red Man Corporation
Headquartered in Houston, Texas, MRC is the largest global distributor of PVF and related products and services to the energy and industrial sectors, based on sales, and supplies these products and services across each of the upstream, midstream and downstream markets. More information about MRC can be found on our website at www.mrcpvf.com.
This announcement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, for example, statements about the Company’s business strategy, it industry, its future profitability, growth in the Company’s various markets and the Company’s expectations, beliefs, plans, strategies, objectives, prospectus and

Investor Contact: Cinda Bowling Vice President —Investor Relations Cinda.Bowling@mrcpvf.com (304) 348-5877 assumptions. These forward-looking statements are not guarantees of future performance. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. For a discussion of key risk factors, please see the risk factors disclosed in the prospectus.
Undue reliance should not be placed on the Company’s forward-looking statements. Although forward-looking statements reflect the Company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.
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